EXHIBIT 99

SPS Commerce Reports Second Quarter 2013 Financial Results

Company Delivers 50th Consecutive Quarter of Topline Growth, With 44% Increase in Revenue Over 2012

MINNEAPOLIS, July 25, 2013 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (Nasdaq:SPSC), a leading provider of on-demand supply chain management solutions, today announced financial results for the second quarter ended June 30, 2013.

Revenue in the second quarter of 2013 was $25.7 million, a 44% increase from the second quarter of 2012. Recurring revenue grew 48% over the second quarter of 2012.

Net income in the second quarter of 2013 was $288,000 or $0.02 per diluted share, compared to net income of $426,000, or $0.03 per diluted share, in the second quarter of 2012. Non-GAAP net income per diluted share was $0.13, compared to non-GAAP net income per diluted share of $0.11 in the second quarter of 2012. Adjusted EBITDA for the second quarter of 2013 increased 47% to $3.4 million, compared to the second quarter of 2012.

"We had another great quarter as momentum carried across all areas of our business," said Archie Black, President and CEO of SPS Commerce. "In particular, we continue to move upmarket as larger customers increasingly turn to SPS Commerce's comprehensive solution and viral network to enable growth in their business. This is a true testament to our leadership position in the retail ecosystem. Looking to the second half of the year, we expect to continue investing in the growth of our business and remain at the forefront of the rapidly evolving retail supply chain."

Revenue for the six months ended June 30, 2013 was $49.4 million, compared to $34.4 million for the comparable period in 2012. Net income for the six months ended June 30, 2013 was $487,000 or $0.03 per diluted share, compared to net income of $682,000, or $0.05 per diluted share, for the comparable period in 2012. Non-GAAP net income per diluted share for the six months ended June 30, 2013 was $0.25 compared to non-GAAP net income per diluted share of $0.19 for the comparable period in 2012. Adjusted EBITDA for the first six months of this year was $6.4 million, compared to $4.2 million for the first six months last year.

"We demonstrated strong execution this quarter highlighted by 48% recurring revenue growth and a 33% increase in recurring revenue per recurring revenue customer," said Kim Nelson, Chief Financial Officer of SPS Commerce. "We are pleased to announce that we are raising our full year guidance to reflect the strength we are seeing in the business."

Guidance

For the third quarter of 2013, revenue is expected to be in the range of $26.0 to $26.5 million. Third quarter net income per diluted share is expected to be approximately breakeven with fully diluted weighted average shares outstanding of approximately 15.9 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.11 to $0.13. Adjusted EBITDA is expected to be in the range of $3.0 to $3.3 million. Non-cash, share-based compensation expense is expected to be approximately $1.1 million and amortization expense is expected to be approximately $720,000.

For the full year of 2013, revenue is expected to be in the range of $102.0 to $103.0 million, representing 32% to 34% growth over 2012. Full year net income per diluted share is expected to be in the range of $0.03 to $0.05 with fully diluted weighted average shares outstanding of approximately 15.8 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.49 to $0.51. Adjusted EBITDA is expected to be in the range of $12.5 to $13.0 million. Non-cash, share-based compensation expense is expected to be approximately $4.4 million and amortization expense is expected to be approximately $2.9 million.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID# 1171750 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at investors.spscommerce.com under the Events and Presentations menu.   The replay will also be available on our website at investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of your trading partner relationships with the industry's most broadly adopted, enterprise retail cloud services platform. As a leader in on-demand supply chain management solutions, we provide prewired, proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. With a singular focus on the retail marketplace, we revolutionized traditional EDI systems by developing a platform that enables highly cost-effective and reliable trading partner collaboration. SPS Commerce has achieved 50 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPSCOMMERCE.NET, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in U.S. Patent and Trademark Office. INFINITE RETAIL POWER, SPS, SPS logo and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income and income tax expense. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world, anticipated investment levels in our business, and our performance for the third quarter and full year of 2013, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2012, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	June 30, 2013	December 31, 2012

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 75,134	$ 66,050
Accounts receivable, less allowance for doubtful accounts of $239 and $227, respectively	11,707	10,940
Deferred costs, current	8,288	7,346
Deferred income taxes, current	1,732	1,732
Prepaid expenses and other current assets	2,966	5,443
Total current assets	99,827	91,511

PROPERTY AND EQUIPMENT, net	9,319	7,670
GOODWILL	25,487	25,487
INTANGIBLE ASSETS, net	18,806	20,240
OTHER ASSETS
Deferred costs, net of current portion	3,525	3,202
Deferred income taxes, net of current portion	10,822	10,853
Other non-current assets	202	238
	$ 167,988	$ 159,201

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 1,650	$ 1,857
Accrued compensation and benefits	6,511	6,038
Accrued expenses and other current liabilities	3,420	1,077
Deferred revenue, current	6,174	5,499
Total current liabilities	17,755	14,471

OTHER LIABILITIES
Deferred revenue, less current portion	8,686	8,312
Deferred rent	2,019	1,601
Total liabilities	28,460	24,384

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 shares authorized; 15,141,076 and 14,812,759 shares issued and outstanding, respectively	15	15
Additional paid-in capital	186,869	182,645
Accumulated deficit	(47,356)	(47,843)
Total stockholders' equity	139,528	134,817
	$ 167,988	$ 159,201

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues	$ 25,658	$ 17,821	$ 49,410	$ 34,355
Cost of revenues	7,943	4,843	15,009	9,291
Gross profit	17,715	12,978	34,401	25,064
Operating expenses
Sales and marketing	9,647	6,972	18,872	13,419
Research and development	2,657	1,830	5,160	3,562
General and administrative	4,211	3,165	8,258	6,353
Amortization of intangible assets	717	260	1,434	520
Total operating expenses	17,232	12,227	33,724	23,854
Income from operations	483	751	677	1,210
Other income (expense)
Interest income	22	13	45	28
Other expense	(48)	(38)	(132)	(103)
Total other expense, net	(26)	(25)	(87)	(75)
Income before income taxes	457	726	590	1,135
Income tax expense	(169)	(300)	(103)	(453)
Net income	$ 288	$ 426	$ 487	$ 682

Net income per share
Basic	$ 0.02	$ 0.03	$ 0.03	$ 0.06
Diluted	$ 0.02	$ 0.03	$ 0.03	$ 0.05

Weighted average common shares used to compute net income per share
Basic	15,076	12,284	14,983	12,224
Diluted	15,785	13,026	15,677	13,106

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Six Months Ended June 30,
	2013	2012

Cash flows from operating activities
Net income	$ 487	$ 682
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	31	364
Depreciation and amortization of property and equipment	2,353	1,244
Amortization of intangible assets	1,434	520
Provision for doubtful accounts	185	164
Stock-based compensation	2,035	1,327
Changes in assets and liabilities
Accounts receivable	(951)	(1,235)
Deferred costs	(1,265)	(1,136)
Prepaid expenses and other current assets	2,512	157
Accounts payable	(207)	533
Accrued compensation and benefits	473	(312)
Accrued expenses and other current liabilities	497	463
Deferred revenue	1,049	1,800
Net cash provided by operating activities	8,633	4,571
Cash flows from investing activities
Purchases of property and equipment	(1,737)	(1,890)
Net cash used in investing activities	(1,737)	(1,890)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	1,597	811
Excess tax benefit from exercise of options to purchase common stock	40	24
Net proceeds from employee stock purchase plan	551	--
Net cash provided by financing activities	2,188	835
Net increase in cash and cash equivalents	9,084	3,516
Cash and cash equivalents at beginning of period	66,050	31,985
Cash and cash equivalents at end of period	$ 75,134	$ 35,501

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income	$ 288	$ 426	$ 487	$ 682
Depreciation and amortization of property and equipment	1,182	652	2,353	1,244
Amortization of intangible assets	717	260	1,434	520
Interest income	(22)	(13)	(45)	(28)
Income tax expense	169	300	103	453

EBITDA	2,334	1,625	4,332	2,871
Non-cash, stock-based compensation expense	1,111	715	2,035	1,327

Adjusted EBITDA	$ 3,445	$ 2,340	$ 6,367	$ 4,198

Net income	$ 288	$ 426	$ 487	$ 682
Non-cash, stock-based compensation expense	1,111	715	2,035	1,327
Amortization of intangible assets	717	260	1,434	520

Non-GAAP income	$ 2,116	$ 1,401	$ 3,956	$ 2,529

Shares used to compute non-GAAP income per share
Basic	15,076	12,284	14,983	12,224
Diluted	15,785	13,026	15,677	13,106

Non-GAAP income per share
Basic	$ 0.14	$ 0.11	$ 0.26	$ 0.21
Diluted	$ 0.13	$ 0.11	$ 0.25	$ 0.19
CONTACT: Investor Relations
         The Blueshirt Group
         Stacie Bosinoff
         Nicole Gunderson
         SPSC@blueshirtgroup.com
         415-217-7722

         Kay Rindels
         SPS Commerce
         866-245-8100
         krindels@spscommerce.com